     Preliminary Structural and Collateral Term Sheet $767,000,000 (approximate) of Senior Certificates

J.P. Morgan Mortgage Trust 2006-S1

Mortgage Pass-Through Certificates, Series 2006-S1

03/07/2006

Features of the Transaction

- Offering consists of approximately 767mm of Senior Certificates expected to be rated AAA by at least 2 of the Rating Agencies;
S&P, Moody's, Fitch, DBRS
- The Amount of Senior Certificates is approximate and may vary.
- Multiple groups of Mortgage Loans will collateralize the transaction.
- Pool 1 & 2 will collateralize the deal with one set of Subordinate
Certificates

Key Terms

Issuer :	J.P. Morgan Mortgage Trust
Underwriter :	J.P.Morgan Securities, Inc.
Depositor :	J.P. Morgan Acceptance Corp. I
Master Servicer:	Wells Fargo
Trustee:	Wachovia Bank
Type of Issuance:	Public
Servicer Advancing:	Yes, Subject to Recoverability.
Compensating Interest:	Paid, But Capped.
Clean-Up Call / Optional Termination:	5% clean-up call
Legal Investment:	The Senior Certificates are
SMEEA Eligible at Settlement.
ERISA Eligible:	The Senior Certificates are
ERISA eligible subject to limitations set
forth in the final prospectus supplement.
Tax Treatment:	REMIC
Structure:	Senior/Subordinate w/ Shifting Interest
and Subordinate Certificate Prepayment Lockout
Expected AAA Subordination:	4.00% +/- .50%
Rating Agencies:	2 of S&P, Moody's, Fitch, DBRS
Registration:	Senior Certificates - DTC

Time Table (approximate)

Expected Settlement	3/31/06
Cut-Off Date	3/1/06
First Distribution Date	4/25/06
Distribution Date	25th or Next Business Day

Preliminary Mortgage Pool(s) Data - 30 Year Conforming

	Pool 1	Pool 1	Pool 1	Pool 1
	Aggregate	See Grp 3-1	SubGroup2	SubGroup3
Collateral Type	30Yr	5.5% Pass-Thru	6.0% Pass-Thru	6.5% Pass-Thru
Outstanding Principal Balance	332,102,614	133,718,626	154,971,844	43,412,145
Number of Mortgage Loans	1452			397
Average Original Balance	230,096	239,162	232,662	212,494
Weighted Average Gross Coupon	6.124%	5.884%	6.180%	6.662%
Weighted Average Maturity	354	353	354	355
Weighted Average Seasoning	6	6	5	5
Weighted Average Loan-to-Value	73%	71%	74%	77%
Weighted Average FICO Score	732	736	731	727
Geographic Distribution	CA(15%),VA(10%) CA(20%),VA(12%) CA(14%),NJ(12%) NJ(10%),FL(8%)
Owner Occupied	92%	93%	93%	83%
Purpose-Cash Out	29%	30%	29%	26%
Interest Only	25%	21%	28%	28%
Primary Servicer	Chase Mortgage(89%)
Other Servicers	National City(6%),US Central(3%),Cendant Mortgage(2%)

Preliminary Mortgage Pool(s) Data - 30 Year Jumbo

	Pool 2	Pool 2	Pool 2	Pool 2
	Aggregate	See Grp 3-1	SubGroup2	SubGroup3
Collateral Type	30Yr	5.5% Pass-Thru	6.0% Pass-Thru	6.5% Pass-Thru
Outstanding Principal Balance	467,505,025	92,165,032	234,277,560	141,006,412
Number of Mortgage Loans	759
Average Original Balance	617,559	613,186	619,684	620,561
Weighted Average Gross Coupon	6.312%	5.895%	6.283%	6.635%
Weighted Average Maturity	356	354	357	357
Weighted Average Seasoning	3	4	3	2
Weighted Average Loan-to-Value	69%	68%	69%	71%
Weighted Average FICO Score	736	747	739	725
Geographic Distribution	CA(29%),VA(10%)	CA(27%),NY(13%) CA(28%),VA(11%) CA(33%),NY(9%)
Owner Occupied	93%	94%	92%	95%
Purpose-Cash Out	30%	22%	28%	39%
Interest Only	25%	20%	23%	31%
Primary Servicer	Chase Mortgage(40%)
Other Servicers	National City(35%),Cendant Mortgage(23%),US Central(2%)

JPMSI Whole Loan Trading Desk

	John Horner
	Dan Lonski
	Eric Norquist	212-834-2499
Ruslan Margolin
	Marc Simpson

Features of the Transaction

- Offering consists of approximately 767mm of Senior Certificates expected to be rated AAA by at least 2 of the Rating Agencies;
S&P, Moody's, Fitch, DBRS
- The Amount of Senior Certificates is approximate and may vary.
- Multiple groups of Mortgage Loans will collateralize the transaction.
- Pool 1 & 2 will collateralize the deal with one set of Subordinate
Certificates

Key Terms

Issuer :	J.P. Morgan Mortgage Trust
Underwriter :	J.P.Morgan Securities, Inc.
Depositor :	J.P. Morgan Acceptance Corp. I
Master Servicer:	Wells Fargo
Trustee:	Wachovia Bank
Type of Issuance:	Public
Servicer Advancing:	Yes, Subject to Recoverability.
Compensating Interest:	Paid, But Capped.
Clean-Up Call / Optional Termination:	5% clean-up call
Legal Investment:	The Senior Certificates are
SMEEA Eligible at Settlement.
ERISA Eligible:	The Senior Certificates are
ERISA eligible subject to limitations set
forth in the final prospectus supplement.
Tax Treatment:	REMIC
Structure:	Senior/Subordinate w/ Shifting Interest
and Subordinate Certificate Prepayment Lockout
Expected AAA Subordination:	4.00% +/- .50%
Rating Agencies:	2 of S&P, Moody's, Fitch, DBRS
Registration:	Senior Certificates - DTC

Time Table (approximate)

Expected Settlement	3/31/06
Cut-Off Date	3/1/06
First Distribution Date	4/25/06
Distribution Date	25th or Next Business Day

Preliminary Mortgage Pool(s) Data - 30 Year

	SubGroup 3-1
	Combined 5.5
Collateral Type	30Yr
Outstanding Principal Balance	225,883,658
Average Original Balance	324,540
Weighted Average Gross Coupon	5.888%
Weighted Average Maturity	354
Weighted Average Seasoning	5
Weighted Average Loan-to-Value	70%
Weighted Average FICO Score	740
Geographic Distribution	CA(23%),VA(11%)
Owner Occupied	94%
Purpose-Cash Out	27%
Interest Only	20%

	JPMSI Whole Loan Trading Desk

	John Horner
	Dan Lonski
	Eric Norquist	212-834-2499
Ruslan Margolin
	Marc Simpson

JP Morgan Securities Inc.				Deal Summary Report						jpmmt06s1_g1_c2

				Assumptions						Collateral

Settlement	30-Mar-2006 Prepay			300 PSA				Balance	WAC	WAM	Age	WAL	Dur
1st Pay Date	25-Apr-2006 Default			0 CDR				$799,477,100.00	6.234	355	4	5.547
		Recovery	0	months
		Severity		0%

Tranche	Balance	Coupon	Principal	Avg	Dur	Yield Spread	Bench	Price	$@1bp	Accrued	NetNet	Dated	Notes
Name			Window	Life		bp		%		Int(M)	(MM)	Date

1-1	128,352,000.00	5.50000	04/06 - 08/35	5.169								01-Mar-06	FIX
SUBS	31,979,084.00	5.97407	04/06 - 12/35	10.551								01-Mar-06	WAC
1-2	148,704,000.00	6.00000	04/06 - 09/35	5.271								01-Mar-06	FIX
1-3	41,675,616.00	6.50000	04/06 - 10/35	5.294								01-Mar-06	FIX
2-1	88,478,400.00	5.50000	04/06 - 09/35	5.295								01-Mar-06	FIX
2-2	224,928,000.00	6.00000	04/06 - 12/35	5.400								01-Mar-06	FIX
2-3	135,360,000.00	6.50000	04/06 - 12/35	5.513								01-Mar-06	FIX

Yield Curve			Swap Curve

Mat 6MO 2YR	3YR 5YR 10YR 30YR		1YR 2YR	3YR	4YR	5YR 6YR 7YR	8YR	9YR 10YR 15YR

Yld 4.744 4.704 4.679 4.629 4.591 4.565			5.055 5.136 5.117 5.119 5.124 5.132 5.139				5.139 5.142 5.149 5.172

The issuer has filed a registration statement (including a prospectus) with the SEC or the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-212-834-2499 (collect call) or by emailing Thomas Panagis at thomas.m.panagis@jpmorgan.com.

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